Confidential/Limited Disclosure
Execution Copy

rVUE SERVICES AND LICENSE AGREEMENT

BY AND BETWEEN

ARGO DIGITAL SOLUTIONS, INC.

AND

LEVOIP CORPORATION

MAY 5, 2009

Confidential/Limited Disclosure
Execution Copy

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	SCOPE OF AGREEMENT	3

3.	PHASE I ACTIVITIES – DISCOVERY AND ENVISAGING	3

4.	PHASE II ACTIVITIES – SOFTWARE CUSTOMIZATION, CONTENT DEVELOPMENT, TRAINING AND IMPLEMENATION AND ROLL-OUT	3

5.	GRANT OF LICENSE; RESTRICTIONS	3

6.	ONGOING DELIVERABLES AND SERVICES	4

7.	FEES, EXPENSES AND PAYMENT	4

8.	PROPRIETARY RIGHTS	6

9.	CONFIDENTIAL INFORMATION	6

10.	REPRESENTATIONS AND WARRANTIES	7

11.	INDEMNIFICATION	8

12.	LIMITATION OF LIABILITY	8

13.	TERM AND TERMINATION	8

14.	GENERAL PROVISIONS	9

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Confidential/Limited Disclosure
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rVUE SERVICES AGREEMENT AND LICENSE

This rVUE SERVICES AGREEMENT AND LICENSE (this “Agreement”) is dated as of May 5, 2009, by and between Argo Digital Solutions, Inc., a company organized under the laws of the State of Delaware, with its principal offices at 900 S.E. 3rd Avenue, Third Floor, Fort Lauderdale, Florida 33316, USA , (“ARGO”) and LEVOIP Corporation, a corporation organized under the laws of the State of Washington, with its principal offices at 701 Fifth Avenue, Suite 4200, Seattle, Washington 98104 (“LEVOIP”).

WHEREAS, ARGO designs and implements digital media marketing networks that target consumers at the point of purchase;

WHEREAS, Argo’s rVue® digital video platform, is a next-generation digital out-of-home system that delivers custom-created, live-motion digital media to large format LCD displays.

WHEREAS, LEVOIP has developed a digital project for a network of up to 50,000 screens in Italy and entered into a contract with PosteCom SpA, client and reseller, with an initial project of 3,000 screens; and

WHEREAS, ARGO wishes to grant LEVOIP an exclusive license to distribute and deploy rVue in Italy under certain conditions;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, LEVOIP and ARGO agree as follows:

1.	DEFINITIONS

1.1.	Defined Terms. The following terms shall have the following meanings:

1.1.1.	“rVue Client Software” means that portion of the rVue software suite which is located at a Site.

1.1.2.
“Coordinator” means a qualified representative of a party designated by such party as project coordinator to be responsible for supervising and coordinating the implementation of any Statement of Work hereunder.

1.1.3.	“Documentation” means all documentation and other supporting technical information and materials for the Licensed Software.

1.1.4.	“Effective Date” means the date first set forth above, on which date the terms of this Agreement shall commence.

1.1.5.
“Intellectual Property Rights” means worldwide statutory and common law rights associated with: (a) patents and patent applications; (b) works of authorship, including copyrights, copyright applications, copyright registrations and “moral rights”; (c) the protection of trade and industrial secrets and confidential information; (d) Trademarks (as defined herein); and (e) divisions, continuations, renewals and re-issuances of any of the foregoing, whether now existing or acquired in the future.

1.1.6.
“Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.

1.1.7.
“LEVOIP Customer” means any person or entity for whom LEVOIP, or its affiliates or agents, provides digital out-of-home network services utilizing the rVue digital platform to deliver, solicit and/or deploy advertising and promotional content.

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1.1.8.	“LEIP.TV rVue” means the rVue Client Software and the rVue Server Software that has been customized for LEVOIP’s exclusive use in the Territory.

1.1.9.	“LEIP.TV rVue Program Standard Terms and Conditions” means the agreement between the end user of the LEIP.TV rVue Client Software and LEVOIP for the use of LEIP.TV rVue.

1.1.10.	“LEIP.TV rVue End User License Agreement” means the license agreement among the end user of the LEIP.TV rVue, ARGO, as the owner of rVue and LEVOIP as the exclusive Licensee of the Licensed Software.

1.1.11.	“Licensee” or “Licensee Party” means LEVOIP.

1.1.12.	“Licensor” or “Licensor Party” means ARGO.

1.1.13.	“Licensed Software” means, collectively: (a) the Client Software; (b) the Server Software, (c) the Documentation; and (d) any Updates.

1.1.14.
“Non-Recurring Engineering Expense” means the direct engineering labor cost associated with the customization of rVue for LEVOIP to develop LEIP.TV rVue pursuant to the Statement of Work. Capital costs for capital items, such as equipment used in the customization of the rVue software for LEVOIP, shall not be included in the definition of “Non-Recurring Engineering Expense.”

1.1.15.
“rVue” means the out-of-home media system owned and developed by ARGO for narrowcasting digital media advertisements. The rVue system facilitates (i) receipt of the advertising media from the advertiser, (ii) secure storage of the advertisements to be broadcast, (iii) scheduling of broadcasts and physical delivery of the advertising media to outlet display devices at specified network addresses. Periodically, the system produces proof of media delivery to each network endpoint and generates accounting reports that support billing of the advertiser and remittance to the outlet.

1.1.16.
“rVue Server Software” means those portions of the rVue software suite that are located at one or many head-end servers. The server software consists of two primary components: the rVue Management Software and the rVue Web Interface.

1.1.17.	“Site” means an individual display device owned by LEVOIP or a LEVOIP Customer, e.g. a flat-panel monitor, attached to a LEIP.TV rVue enabled media playing device, e.g. a local personal computer.

1.1.18.	“Site Commissioning” means the event whereby LEVOIP activates a customer Site through the LEIP.TV rVue software.

1.1.19.	“Statement of Work” means a plan for the development of the LEIP.TV rVue.

1.1.20.	“Territory” means the country of Italy.

1.1.21.
“Trademarks” means: (a) the trademarks, trade names and service marks used by a party, whether registered or unregistered; (b) the respective stylistic marks and distinctive logotypes for such trademarks, trade names and service marks; and (c) such other marks and logotypes as either party may designate from time to time in writing.

1.1.22.
“Updates” means any modifications, error corrections, bug fixes, new releases or other updates of the Client Software, the Server Software and Documentation that may be provided or otherwise made available by ARGO from time to time to any of its customers.

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2.	SCOPE OF AGREEMENT

2.1.
Limited Rights and Obligations. Each party hereby acknowledges and agrees that the scope of the relationship between the parties shall be limited to the purposes and activities expressly set forth 3 herein, and that the rights and obligations of the parties with respect to each other shall be limited to those expressly prescribed in this Agreement. Neither party has any right, obligation or responsibility not specifically provided herein, or authorized after the Effective Date by the mutual written agreement of the parties, and no such right, obligation or responsibility shall be implied by the terms and conditions of this Agreement or the conduct of the parties

3.	PHASE I ACTIVITIES – DISCOVERY AND ENVISAGING

3.1.
Coordinators. Each party shall designate a Coordinator to the other party in writing within ten (10) days after the Effective Date and may change such Coordinator thereafter upon ten (10) days prior written notice to the other party. Each party may designate different Coordinators for different phases under this Agreement.

3.2.
Define and Document Project Goals.Within ten (10) days after the designation of the Coordinators, ARGO and LEVOIP will commence to work together to create a high level business strategy to define the specific goals of the project. These will include:

3.2.1.	Statement of Objectives.

3.2.2.	Project Work Plan and Implementation Plan.

3.2.3.	Statement of Work for software customization.

3.2.4.	Detailed specifications for software modifications.

3.2.5.	Detailed specifications for customer display and computer equipment.

3.2.6.	Detailed specifications for domestic production facilities, equipment, software and staffing.

3.2.7.	Detailed specifications for the domestic off-site hosting environment and off-site equipment.

3.2.8.	Detailed specifications of the SLA.

3.2.9.	Detailed specifications for the help desk.

3.2.10.	Detailed specifications for training; and

3.2.11.	A joint plan outlining production execution, and sales and marketing approach and materials.

4.	PHASE II ACTIVITIES – SOFTWARE CUSTOMIZATION, CONTENT DEVELOPMENT, TRAINING AND IMPLEMENATION AND ROLL-OUT

4.1.	All deliverables and services listed and specified in Section 3, will be implemented on a timetable to be developed once the items in section 3 have been approved by the parties.

5.	GRANT OF LICENSE; RESTRICTIONS

5.1.
Grant of License. ARGO hereby grants to LEVOIP an exclusive, sub licensable (to the extent specified in Section 5.2 below), transferable (to the extent set forth in Section 14.2) right and license to access, use, perform and display (publicly or otherwise) the Licensed Software in the Territory and for the Term of this Agreement (as defined in Section 13.1). The rights granted hereunder do not include the right of LEVOIP to have such rights exercised by a third party on LEVOIP’s behalf.

5.2.
Sublicense. To the extent necessary to deploy the Client Software to LEVOIP Customers, including PosteCom SpA and its affiliates, LEVOIP may sublicense the Client Software subject to the LEIP.TV rVue Program Standard Terms and Conditions and the LEIP.TV rVue End User License Agreement.

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5.3.
Restrictions. Except as otherwise provided in this Agreement, LEVOIP nor any LEVOIP Customer, shall not: (a) copy all or any portion of the Client Software or the Server Software; or (b) except to the extent expressly permitted by applicable Law, notwithstanding a contractual obligation to the contrary, decompile, disassemble or otherwise reverse engineer the Client Software or the Server Software or the LEIP.TV rVue service.

6.	ONGOING DELIVERABLES AND SERVICES

6.1.	Responsibilities of LEVOIP.

6.1.1.	Hosting. LEVOIP shall be responsible for hosting the Server Software and shall provide ARGO continuous access thereto.

6.1.2.
Sales Services: It is LEVOIP’s responsibility to facilitate 3rd party advertising by working with PosteCom SpA and its affiliates, LEVOIP Customers, the advertisers to create content, and deploy advertising on the client’s network. This includes but is not limited to: consulting on the ad campaign to design and script the content, creating detailed work orders and specifications for the content creation organization to work from, screening and editing the content product prior to deployment, deployment of the ads into the LEIP.TV rVue system, scheduling the ads to run on addressable network screen nodes and running LEIP.TV rVue showing affidavit and reporting features to support billing to the advertisers and remittance of commission to ARGO.

6.1.3.	Third Party Advertising Remittance to Argo: Payments will be made in US$ paid to ARGO thirty (30) calendar days after LEVOIP collects the ad fees from the advertising agency.

6.2.	Responsibilities of ARGO.

6.2.1.
Updates and Maintenance. ARGO shall provide LEVOIP with Technical Support as will be defined in the SLA to be developed during Phase I (or, with respect to Client Software, the Server Software, make available to LEVOIP) any and all Updates when they are made available by ARGO to any of its other customers, as well as installation and set-up assistance, maintenance and technical support, in accordance with the terms and conditions set forth in the SLA. Any Update made available by ARGO hereunder shall be deemed part of the Licensed Software and shall be subject to the terms and conditions of this Agreement.

6.2.2.	Technical Support. ARGO shall provide LEVOIP with Technical Support and as defined in the SLA to be developed during Phase I

6.2.3.
Training. Argo will train LEVOIP on the operation of the LEIP.TV rVue data center, the rVue Client Software, physical installation at the customer site, loading of the LEIP.TV rVue client and training of the customer on the terms defined in the specifications delivered pursuant to Phase I hereof.

6.2.4.
Reporting. During the Term of this Agreement, ARGO shall have unlimited access to the Licensed Software and the applications and shall produce a monthly report detailing the number of showings for each third party advertising spot placed into a Site (“Utilization Report”).

7.	FEES, EXPENSES AND PAYMENT

7.1.	All fees, prices and payment obligations set forth in this Agreement are in U.S. Dollars.

7.2.	Software Customization. LEVOIP shall pay ARGO the Non Recurring Engineering Expense in accordance with the Statement of Work agreed upon pursuant to Phase I hereof.

7.3.	Fees. LEVOIP shall remit to ARGO on a monthly basis, license fees (“License Fees”) for all Sites commissioned and in use as follows:

Initial License Fee	$150.00
Monthly License Fee	$10.00

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7.4.
Third Party Advertising Fees. ARGO shall be entitled to receive twenty five percent (25%) of the paid advertising received from advertisers displaying advertisements on LEIP.TV Customer’s Sites payable as follows:

7.4.1.
Utilization Report: Within five (5) business days after each calendar month-end, ARGO shall provide LEVOIP with a Utilization Report as described in the Section 6.1.1, Reporting, detailing the utilization of LEIP.TV rVue by LEVOIP’s clients. Upon receipt of such report, LEVOIP shall have sixty (60) calendar days in which to review the Utilization Report and submit a written dispute on activity contained therein, or asserting that activity has been omitted.

7.4.2.
Payment Remittance: LEVOIP shall remit ARGO’s twenty five percent (25%) share of Third Party Advertising Fees within 30 calendar days following the month-end in which such advertising fees were collected. LEVOIP shall provide ARGO with monthly reconciliations of fees billed, collected and unpaid for all advertisers.

7.5.	Expenses.

7.5.1.
Phase I Expense Retainer. LEVOIP shall pay ARGO, by wire transfer, on or before the May 14, 2009, an expense retainer (“Phase I Expense Retainer”) of Thirty Thousand U.S. Dollars ($30,000.00). Once the balance of the retainer reaches Five Thousand U.S. Dollars ($5,000.00), ARGO shall submit a complete accounting to LEVOIP, including support for all expenditures, and LEVOIP shall immediately, by wire transfer, replenish the Phase I Expense Retainer. At the conclusion of Phase I, ARGO shall submit a final accounting to LEVOIP and return the balance of the retainer.

7.5.2.
Expenses after Phase I: LEVOIP will reimburse ARGO for all expenses, including travel, lodging and such other reasonable out of pocket expenses as may be incurred by ARGO in the fulfillment of its obligations under this Agreement. LEVOIP shall, within thirty (30) business days of receipt of an invoice from ARGO for reimbursement of expenses, remit such expense to ARGO by wire transfer. ARGO shall account for such expenses in accordance with generally accepted accounting principles and upon request will provide LEVOIP with all such documentation as supports such expenses, including staff expense reports submitted in accordance with ARGO’s policies in force from time to time. ARGO shall not mark-up any such expenses incurred.

7.6.
Interest. Any amounts payable hereunder, including payments pursuant to Sections 7.8 (Costs of Collection) and 14.5 (Attorney’s Fees), which remain overdue for sixty (60) days or longer shall be subject to interest equal to the lesser of one and one-half percent (1.5%) per month and the maximum amount permitted by Law, calculated on a daily basis.

7.7.
Costs of Collection. LEVOIP shall pay any and all reasonable costs of collection for delinquent Fees or any other such payments due to ARGO under this Agreement, including reasonable attorneys’ fees and court costs.

7.8.
Taxes. All applicable taxes, including, without limitation, sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges shall be stated separately by LEVOIP on all reports to ARGO. LEVOIP shall remit all such charges to the appropriate tax authority. If LEVOIP does not collect tax from ARGO, and is subsequently audited by any tax authority, liability of ARGO shall be limited to the tax assessment, with no reimbursement for penalty or interest charges. If an assessment of taxes is made relating to the Licensed Software provided by ARGO to LEVOIP and LEVOIP Customers under this Agreement, LEVOIP shall have the right, at its expense and with counsel selected by it, to challenge the assessment in all forums available. Each party is responsible for its own respective income taxes or taxes based upon gross revenues, including, without limitation, business and occupation taxes

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8.	PROPRIETARY RIGHTS

8.1.
ARGO’s Proprietary Rights. Except as otherwise set forth herein, as between ARGO and LEVOIP, ARGO own and shall retain all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to ARGO’s Trademarks, the Licensed Software, including any portion(s) thereof and Updates thereto. LEVOIP shall have only those rights in and to ARGO’s Trademarks, the Licensed Software,and Updates thereto as are expressly granted to it under this Agreement.

8.2.
LEVOIP’s Proprietary Rights. Except as otherwise set forth herein, as between LEVOIP and ARGO, LEVOIP owns and shall retain all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to LEVOIP’s Trademarks, and any materials produced by LEVOIP for its customers in connection with the services it may provide to LEVOIP Customers and any portions thereof (“LEVOIP Materials”). ARGO shall have only those rights in and to LEVOIP’s Trademarks and the LEVOIP Materials as are expressly granted to it under this Agreement.

9.	CONFIDENTIAL INFORMATION

9.1.
Definition. “Confidential Information” means all information and material disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) that is designated, at or before the time of disclosure, as proprietary or confidential, or provided under circumstances reasonably indicating that the information or material is proprietary or confidential. In particular, “Confidential Information” of each party (as Disclosing Party) is deemed to include any process, technique, algorithm, formula or method; any computer program (source and object code), design, drawing, data, research results, work in process and documentation; any engineering, manufacturing, marketing, servicing, financing or personnel material; and any other information or material relating to the Disclosing Party’s present or future products, sales, suppliers, clients, customers, employees, investors or business in each case, whether in oral, written, graphic, electronic or other form.

9.2.
Use and Disclosure Restrictions. Each party acknowledges and agrees that the Confidential Information constitutes and contains valuable proprietary information and trade secrets of the other party, and embodies substantial creative efforts and confidential information, ideas and expressions of the other party. Each party agrees: (a) to protect the Confidential Information from unauthorized dissemination and use; (b) to use the Confidential Information only for the performance of its obligations and in connection with the exercise of its rights hereunder; (c) not to disclose any Confidential Information, or any part or parts thereof, to any of its employees, agents or contractors other than those employees who are aware of the confidentiality obligations imposed by this Section 8.2, and have entered into written confidentiality agreements with such party that require such employees to comply with confidentiality obligations no less restrictive than the requirements set forth in this Section 8.2; (d) not to disclose or otherwise provide to any third party, without the prior written consent of the other party, any Confidential Information or any part or parts thereof; (e) to undertake whatever action is necessary to prevent or remedy (or authorize the other party to do so in its name) any breach of its confidentiality obligations set forth herein or any other unauthorized disclosure of any Confidential Information by its current or former employees, agents or contractors; and (f) not to remove or destroy any proprietary or confidential legends or markings placed upon or contained within any Confidential Information. Notwithstanding the foregoing, either party may disclose Confidential Information of the other party to distributors, licensees, customers, clients, business partners and other third parties to the extent necessary to exercise the rights and licenses with respect to Confidential Information granted hereunder. Without limiting the foregoing, each party agrees that it shall treat the Confidential Information of the other party with at least the same degree of care as it would its own highly confidential information.

9.3.	Exclusions. The foregoing restrictions pertaining to the Confidential Information shall not apply to:

9.3.1.
Disclosures pursuant to an order or judgment of any court or governmental body provided that the disclosing party gives reasonable notice of such order or judgment to the other party prior to making such disclosure;

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9.3.2.
Disclosures pursuant to any Law, provided that the disclosing party: has received a written opinion of its counsel that such disclosure is required; has given reasonable notice to the other party in advance of such disclosure; and seeks confidential treatment of such information from the entity to which the disclosure is made;

9.3.3.	Confidential Information that is or becomes generally available to the public through any means other than a breach by the receiving party of its obligations under this Agreement;

9.3.4.
Confidential Information that is developed independently by the receiving party without use of the Confidential Information or was in possession of the receiving party without obligations of confidentiality prior to receipt under this Agreement; or

9.3.5.	Confidential Information that is required to be disclosed by a party to enforce its rights under this Agreement.

9.4.
Equitable Relief. Each party acknowledges and agrees that, due to the unique nature of the Confidential Information, there can be no adequate remedy at law to compensate the other party for the breach of this Section 9; that any such breach will allow the other party or third parties to compete unfairly with it resulting in irreparable harm to it that would be difficult to measure; and, therefore, that upon any such breach or threat thereof, such party shall be entitled to injunctive and other appropriate equitable relief (without the necessity of proving actual damages or of posting a bond), in addition to whatever remedies it may have at law, hereunder or otherwise.

10.	REPRESENTATIONS AND WARRANTIES

10.1.
Mutual Representation. Each party represents and warrants to the other party that it has full power and authority to enter into this Agreement, this Agreement constitutes such party's valid and legally binding obligation, enforceable against such party and the execution, delivery and performance of this Agreement does not and shall not contravene or constitute a default under, and is not and shall not be inconsistent with, any judgment, decree or order, or any contract, agreement or other undertaking, applicable to such party.

10.2.	Warranty. ARGO represents, warrants and covenants to LEVOIP as of the date of this Agreement and as of each date of provision of the service to LEVOIP or LEVOIP Customers hereunder that:

10.2.1.	ARGO has the right to grant the rights and licenses contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted;

10.2.2.	the media on which the Licensed Software is delivered to LEVOIP shall be free from material defects in workmanship and materials;

10.2.3.	the Licensed Software shall operate in accordance with the Documentation and other specifications therefor, and at a level of quality at least as high as that of ARGO’s other products and services;

10.2.4.
the Licensed Software and all underlying technologies, and LEVOIP’s exercise of its rights under this Agreement, do not and shall not infringe, misappropriate or violate any Intellectual Property Rights, privacy or publicity rights, or other rights of any third party, or any Law promulgated by any government or regulatory body;

10.2.5.
the Licensed Software and their respective underlying technologies do not and shall not contain any material bugs or defects and do not contain or make available any viruses, worms, Trojan horses, web bugs, time bombs, “spyware” or other harmful or invasive code or components;

10.2.6.	ARGO shall continuously provide those operation and maintenance services as shall be set forth in an SLA to be developed pursuant to Phase I hereof; and

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10.2.6.1.	ARGO has not made and shall not make any commitments inconsistent with LEVOIP’s rights under this Agreement.

10.3.
Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

11.	INDEMNIFICATION

11.1.
Indemnity Obligations. Each party shall defend the other party from and against any third-party claim, suit or proceeding resulting from any breach (or any claim that, if true, would constitute a breach) of such party’s representations, warranties or covenants in this Agreement, and shall indemnify and hold harmless such other party from any damages, costs, losses or liability (including attorneys’ fees and related costs) related to or resulting from such claim, suit or proceeding, in each event subject to the following:

11.1.1.
A party seeking indemnification under this Section 11 shall: (i) provide prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought; provided that the failure to provide such notice shall only affect a party's obligations to indemnify the other party hereunder if and to the extent the indemnifying party is actually adversely impacted by such failure; (ii) provide cooperation to the indemnifying party, at the indemnifying party's expense; and (iii) allow the indemnifying party to control the defense and settlement; provided, however: (1) the party seeking indemnification may, at its option and expense, participate and appear on an equal footing with the indemnifying party in the claim, suit or proceeding; and (2) neither party may settle a claim, suit or proceeding without approval of the other party, which approval shall not be unreasonably withheld or delayed.

11.1.2.
If there is a material, bona fide claim (or threat of a claim) of infringement, misappropriation or violation of any Intellectual Property Right or other right of any third person in connection with the Licensed Software, ARGO shall promptly: (i) procure for Licensee the right to continue using the Licensed Software or (ii) replace or modify the Licensed Software to make it non-infringing.

12.	LIMITATION OF LIABILITY

12.1.
Limited Remedy. EXCEPT FOR A PARTY'S LIABILITY UNDER SECTION 10 AND EXCEPT IN CONNECTION WITH CRIMINAL CONDUCT, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, HOWEVER CAUSED.

13.	TERM AND TERMINATION

13.1.
Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for an initial period of three (3) years therefrom, and shall automatically renew for successive one (1) year periods unless either party notifies the other of its intention not to renew this Agreement prior to one hundred and eighty (180) days before the end of the then-current term; provided, however, that at any time that one hundred (100) or less Sites are then in operation, ARGO may only notify LEVOIP of its intention not to renew this Agreement with a minimum of twelve (12) months’ notice.

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13.2.
Termination for Default. If either party materially defaults in any of its obligations under this Agreement, the non-defaulting party, at its option, shall have the right to terminate this Agreement by written notice to the other party unless, within thirty (30) calendar days after written notice of such default, if such default is capable of being remedied during such period, the defaulting party remedies the default. Each party shall notify the other party within twenty-four (24) hours of its becoming aware of any breach of the terms and conditions of this Agreement, including, without limitation, any breach of Section 8.

13.3.
Termination for Bankruptcy. Either party may terminate this Agreement if the other party: (a) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (b) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition, or makes a general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof.

13.4.
Effect of Termination. In the event of any termination of this Agreement, all licenses (i) granted by ARGO to LEVOIP, including without limitation, those with respect to which LEVOIP has granted interests to LEVOIP Customers prior to such termination, (ii) otherwise held by LEVOIP, and (iii) that LEVOIP is obligated to grant under any offers outstanding as of the date of termination, shall remain in effect. In addition, except as provided in the next sentence, (i) LEVOIP shall immediately pay to ARGO all monies due from LEVOIP to ARGO (except with respect to any services not yet provided); (ii) each of LEVOIP and ARGO shall immediately cease to, directly or indirectly, hold itself out to the public as being affiliated with the other party; and (iii) neither LEVOIP nor ARGO shall use any reproduction, counterfeit, copy or colorable imitation of the other party's proprietary marks or undertake any other conduct which is reasonably likely to cause confusion, mistake or deception, or which is likely to dilute either party's rights in and to its proprietary marks. If LEVOIP terminates this Agreement pursuant to Section 13.2, ARGO shall provide LEVOIP, at ARGO’s sole expense, with assistance in making a smooth transition of the service, all LEVOIP Materials and other LEVOIP data to a successor service or solution chosen by LEVOIP and shall continue to operate and maintain the Client Software and the Server Software for LEVOIP and LEVOIP Customers until such transition is complete, in LEVOIP's reasonable judgment. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms. A party’s termination of this Agreement, and any remedy sought by either party in connection with this Agreement, shall be without prejudice to any other right or remedy that such party may have at law or in equity. No termination of this Agreement shall relieve either party of breaches occurring prior to the effective date of such termination.

13.5.
Survival of Provisions. The provisions of Sections 1 (“Definitions”), 8 (“Proprietary Rights”), 9 (“Confidential Information”), 10 (“Representations and Warranties”), 11 (“Indemnification”), 12 (“Limitation of Liability”),13 (“Term and Termination”), and 14 (“General Provisions”) shall survive the expiration or any termination of this Agreement.

14.	GENERAL PROVISIONS

14.1.
Notices. Any notices(s) required or permitted to be given or made by a party under this Agreement shall be in writing to the other party at the address of such party as set out at the head of this Agreement addressed to the attention of the officer of such party who executes this Agreement. Whenever one party is required or permitted to give written notice to the other pursuant to this Agreement, such notice(s) shall be deemed to be duly given on the earlier of (i) actual receipt, irrespective of whether sent by post, telex, cable, electronic or facsimile transmission (followed by mailing of a hard copy), overnight courier or other method, and (ii) on the third (3rd) day after mailing by registered or certified airmail from the country in which the notice originated, return receipt requested and postage prepaid. A party may from time to time change its address for notification purposes and or the parties to be notified by giving the other party written notice of the new address and/or parties and the date upon which the change will become effective.

Confidential/Limited Disclosure
Execution Copy

14.2.
Assignment. This Agreement and the licenses granted hereunder are to a specific entity or legal person, which does not include corporate subsidiaries, affiliates or parent company of either party, and all rights hereunder are not assignable nor are the obligations imposed delegable by either party without the prior written consent of the other party; provided, however, either party may assign all or any of its rights (but may not delegate all or any of its obligations) hereunder without such consent to (a) a purchaser of, or successor to, all or substantially all of such party’s assets or (b) an Affiliate of such party.

14.3.
Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Florida, U.S.A. without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the parties. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

14.4.
Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either party.

14.5.
Attorneys’ Fees. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a dismissal without prejudice, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorney fees paid or incurred in good faith.

14.6.
Waiver. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. No change, waiver or discharge hereof shall be valid unless in writing and signed by an unauthorized representative of the party against which such change, waiver or discharge is sought to be enforced.

14.7.
Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

14.8.
Relationship of the Parties. It is expressly understood that ARGO and LEVOIP intend by this Agreement to establish the relationship of independent contractors and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them or their respective successors in interests. Neither ARGO nor LEVOIP shall have any authority to create or assume, in the name or on behalf of the other party, any obligation, express or implied, nor to act or purport to act as the agent or the legally empowered representative of the other party hereto for any purpose whatsoever.

14.9.
No Third Party Beneficiaries. Except as expressly stated herein to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to a party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

14.10.	Export Controls. ARGO shall abide by all applicable export laws and regulations in its provision of the Licensed Software to LEVOIP and LEVOIP Customers.

Confidential/Limited Disclosure
Execution Copy

14.11.
Nature of Rights. The parties agree that the rights granted to LEVOIP as licensee hereunder, including, without limitation, those rights granted in Section 4.1, are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code (the “Code”). LEVOIP, as licensee, shall have the rights set forth herein with respect to the Licensed Software (for the Territory) when and as developed or created. In addition, LEVOIP, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Code, including, without limitation, under Section 365(n) or its successors without the payment of any fees. In the event of a case under the Code involving ARGO, LEVOIP shall have the right to obtain (and ARGO or any trustee for ARGO or its assets shall, at LEVOIP’s written request, deliver to LEVOIP) a copy of all embodiments (including, without limitation, any work in progress) of any intellectual property rights granted hereunder, including, without limitation, embodiments of any Licensed Software, or any other intellectual property necessary or desirable for LEVOIP to use or exploit any Licensed Software or to exercise its rights hereunder. In addition, ARGO shall take all steps reasonably requested by LEVOIP to perfect, exercise and enforce its rights hereunder, including, without limitation, filings in the U.S. Copyright Office and U.S. Patent and Trademark Office, and under the Uniform Commercial Code.

14.12.
Section Headings and Captions. The parties agree that the section and paragraph headings and captions used in this Agreement are for reference purposes only and shall not be used in the interpretation of this Agreement.

14.13.
Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement. Signatures to this Agreement may be transmitted by facsimile and such transmission shall be deemed a valid original.

14.14.	Modification. No amendment or modification to this Agreement shall be valid or binding upon the parties unless in writing and signed by an officer of each party.

14.15.
Entire Agreement. This Agreement is the final, complete and exclusive agreement between the parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter, including the Prior Agreement. It is expressly understood and agreed that, because there are no expectations to the contrary between the parties hereto, no usage of trade or other regular practice or method of dealing, either within the Territory, the “computer industry,” the software industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement or any part hereof.

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Confidential/Limited Disclosure
Execution Copy

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the date set forth on the first page of this Agreement.

ARGO DIGITAL SOULTIONS, INC.

By:	/s/ Jason M. Kates
Jason M. Kates Chief Executive Officer

LEVOIP CORPORATION

By:	/s/ Gian Piero Lombardi
Gian Piero Lombardi President

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”), dated September 16, 2009 (the “Assignment Date”), is by and between Argo Digital Solutions, Inc., a Delaware corporation (“Argo”), and rVue, Inc., a Delaware corporation (“rVue”).

In consideration of the mutual promises contained in this Agreement, rVue and Argo agree as follows:

1.           Assignment of Contract. Argo hereby assigns and transfers to rVue, and rVue hereby acquires and assumes from Argo, for the consideration and upon the terms provided herein, the following (the “Contract”):

1.1           all right, interest and obligations of Argo under the rVue Services and License Agreement dated May 5, 2009 by and between Argo and LEVOIP Corporation, a Washington corporation (“LEVOIP”) (the “Services Agreement”), to the extent that such right, interest and obligations vest, are incurred or arise after the Assignment Date;

1.2           all lists and databases maintained by or on behalf of Argo related to or associated with the Services Agreement, including the data, information and analysis contained therein, in any and all forms and medium, and all information and materials related thereto, but solely to the extent such [ILLEGIBLE] and databases relate solely and exclusively to the performance of the obligations of Argo under the Services Agreement (to the extent they relate to periods prior to the Assignment Date, Argo may retain copies thereof);

1.3           all financials and business records, correspondence, data files, budgets and records (whether in printed form or electronic form), including accounting records, order forms, purchase orders, forecasts, confirmations, receipts, shipping documentation, sales history records, property records, mailing lists, supplier and vendor lists and record, and other records and files, in each case as related to the Services Agreement, but solely to the extent such records, correspondence, files and budgets relate solely and exclusively to the performance of the obligations of Argo under the Services Agreement (to the extent they relate to periods prior to the Assignment Date, Argo may retain copies thereof);

1.4           all right, interest and obligations (to the extent such obligations arise after the Assignment Date) of Argo under all contracts, purchase orders or agreements of any kind related to the Services to be performed under the Services Agreement (the “Ancillary Contracts”), including without limitation, shipping, transport or carrier agreements, warehousing contracts, material supply agreements, and subcontractor agreements of any type, and all claims and rights of every kind in favor of Argo to the extent arising out of such Ancillary Contracts after the Assignment Date, but solely to the extent the Ancillary Contracts relate solely and exclusively to the performance of the obligations of Argo under the Services Agreement;

1.5           all materials (whether in printed form or electronic form), used, held for use or intended to be used in connection with the Services Agreement, including all promotional materials, sales solicitation materials, sales reports, customer and contract lists, research materials, and market surveys;

1.6           any prepayments, deposits or advances made by LEVOIP in each case for products and services to be provided pursuant to the Services Agreement after the Assignment Date, and any rights, claims or priorities with respect to receivables under the Services Agreement for services to [ILLEGIBLE] performed after the Assignment Date;

1.7           any rights with respect to unbilled work-in-progress under the Services Agreement;

1.8           any prepaid expenses, prepaid subscriptions, advances and security deposits relating specifically to the Services Agreement, but solely to the extent such expenses, subscriptions, advances and deposits relate solely and exclusively to the performance of the obligations of Argo under the Services Agreement;

1.9           to the extent arising after the Assignment Date, all causes of action, judgments, claims, including insurance claims, demands and other rights of every kind or nature relating to the Services Agreement or any Ancillary Agreement, and all rights relating to or arising out of or under express or implied guarantees, warranties, indemnities and similar rights in favor of Argo related thereto; and

1.10         all other assets, properties, rights and claims specifically and solely related to the Services Agreement.

2.           Excluded Liabilities. It is acknowledged and agreed between the parties that Argo is not assigning, and rVue is not assuming, any liabilities, indebtedness or obligations whether in the favor of LEVOIP or another third party, arising under or in connection with the Services Agreement to the extent that they arose or were incurred prior to the Assignment Date (the “Excluded Liabilities”). Excluded Liabilities shall include all costs and expenses associated with claims related to the services provided by Argo or LEVOIP pursuant to the Services Agreement or any Ancillary Agreement prior to the Assignment Date. The parties agree that Argo is responsible for all obligations arising under the Services Agreement prior to the Assignment Date and rVue will be responsible for all obligations under the Services Agreement arising after the Assignment Date. Rvue hereby agrees to accept and perform [ILLEGIBLE] of the rights and responsibilities arising under the Services Agreement arising on or after the Assignment Date.

3.           Representations and Warranties of Argo. Argo represents and warrants as follows:

3.1           Argo has full right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Argo and constitutes a valid and binding obligation [ILLEGIBLE] against Argo in accordance with its terms.

3.2           Argo has obtained the written consent of LEVOIP to the assignment of all its right, interest and obligations in the Services Agreement to rVue.

3.3           A true, correct and complete copy of the Services Agreement has been delivered to rVue.

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4.           Representations and Warranties of rVue. rVue represents and warrants as follows:

4.1           rVue has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2           This Agreement has been duly executed and delivered by rVue and constitutes a valid and binding obligation enforceable against rVue in accordance with its terms.

5.           Indemnification.

5.1           By Argo. Argo agrees to protect, defend, indemnify and hold harmless rVue, its officers, directors, employees, agents, stockholders and affiliates and their respective successors and assigns, from, against and in respect of, and shall pay any and all losses, damages, charges, obligations, claims, encumbrances, deficiencies, costs or expenses (including reasonable legal fees and expenses) incident to any third party action, investigation, claim or proceeding (the forgoing being collectively referred to as “Losses”) suffered, sustained, incurred or required to be paid by such indemnified persons relating to, in connection with or resulting from (i) any representation or warranty of Argo in this Agreement being untrue or incorrect in any respect, including any claim by such third party which, [ILLEGIBLE] the truthfulness thereof, could constitute a breach of Argo’s representations or warranties hereunder; (ii) any breach or default of any covenant, agreement or commitment made by Argo in this Agreement; and (iii) any of the Excluded Liabilities.

5.2           By rVue. rVue agrees to protect, defend, indemnify and hold harmless Argo, its officers, directors, employees, agents, stockholders and affiliates and their respective successors and assigns, from, against and in respect of, and shall pay any and all Losses suffered, sustained, incurred or required to be paid by such indemnified persons relating to, in connection with or resulting from (i) any representation or warranty of rVue in this Agreement being untrue or incorrect in any respect, including [ILLEGIBLE] claim by such third party which, assuming the truthfulness thereof, could constitute a breach of rVue’s representations or warranties hereunder; (ii) any breach or default of any covenant, agreement or commitment made by rVue in this Agreement; and (iii) the Services Agreement or any Ancillary Agreement after the Assignment Date, except to the extent caused by any breach or default of any covenant, agreement or commitment made by Argo in the Argo Services Agreement.

5.3           Procedure. For purposes of this Section 5, the party entitled to indemnification shall be known as the “Indemnified Party” and the party required to indemnify shall be known as the “Other Party.” In the event that the Other Party shall be obligated to the Indemnified Party pursuant to [ILLEGIBLE] Section 5 or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Other Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give prompt written notice to the Other Party of the occurrence of such event; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Other Party shall have been actually and materially prejudiced as a result of such failure. The Other Party shall defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Other Party’s own cost and expense. The Indemnified Party shall have the right but not the obligation to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Other Party fails timely to defend, [ILLEGIBLE] or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof, the Other Party shall be bound by the actions taken by the Indemnified Party and the Indemnified Party shall be entitled to recover the entire Loss resulting [ILLEGIBLE] from the Other Party, including reasonable legal fees and expenses, disbursements and all [ILLEGIBLE] paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof. No claim or proceeding may be paid, settled or otherwise compromised by the Other Party without the consent of the Indemnified Party (which consent may be withheld in the sole discretion of the Indemnified Party) if such payment, settlement or other disposition requires payment or other participation from the Indemnified Party, involves an admission of wrongdoing by the Indemnified Party, or purports to limit the activities of, or otherwise restricts in any way, any Indemnified Party.

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6.           Miscellaneous.

6.1           The parties have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the laws of the State of New York (without regard to the principles of conflict laws that would result in the application of the laws of any other jurisdiction). Any legal action or proceeding with respect to this Agreement or any matter related thereto will be brought exclusively in the courts of the State of New York venued in New York County or of the United States for the Southern District of New York venued in New York County. By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of [ILLEGIBLE] courts and irrevocably waives any objection which such party may now or hereafter have [ILLEGIBLE] such jurisdiction.

6.2           All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery; overnight courier; registered mail; certified mail, return receipt requested, postage prepaid; and any copy of any such notice, request or other communication may be sent by facsimile to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section 6.2:

[ILLEGIBLE] to rVue, to:	If to Argo, to:

rVue, Inc.	Argo Digital Solutions, Inc.
Attn.: Jason Kates\Chief Executive Officer	Attn.: Jason Kates\Chief Executive Officer
900 SE 3rd Ave., 3rd Floor	900 SE 3rd Ave., 3rd Floor
Ft. Lauderdale, FL 33316	Ft. Lauderdale, FL 33316

All such notices and communication hereunder shall be deemed given when received, as [ILLEGIBLE] by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed. Nothing contained in this Section 6.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including but not limited to litigation arising out of or in connection with this Agreement), which services shall be effected as required by applicable law.

6.3           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede any previous or contemporaneous agreements, written or oral, [ILLEGIBLE] the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by the parties.

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6.4           The parties shall execute and deliver such other instruments and take such other actions as may be reasonably necessary to give effect to the transactions contemplated hereby.

6.5           The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Agreement.

6.6           This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same agreement.

6.7           In the event of any dispute or action regarding this Agreement, the non-prevailing party in such dispute or action shall pay on demand all reasonable costs and expenses of the prevailing party, including attorneys’ fees.

6.8           If any provision of this Agreement shall be declared void or unenforceable by any Judicial or administrative authority the validity of any other provision and of the entire Agreement shall not be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARGO DIGITAL SOLUTIONS, INC.

By:	/s/ Jason M. Kates
Title:
Date:

RVUE, INC.

By:	/s/ Jason M. Kates
Title:
Date:

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